Exhibit 24

STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORIES

Barclay Nicholson has signed certain of these documents as Authorized Signatory.  Note that copies of the applicable Statement Appointing Designated Filer and Authorized Signatories are already on file with the appropriate agencies.